COMMERCIAL BANKING CENTRE
                                                             1 CITY CENTRE DRIVE
                                                                       SUITE 200
                                                            MISSISSAUGA, ONTARIO
                                                                         L5B 1M2

March 31, 1998, as amended & restated as at November 30, 1998.


SMP Motor Products Ltd.
c/o Standard Motor Products, Inc.
37 - 18 Northern Blvd.
Long Island City
New York, N.Y.
11101 USA

Attention: Mr. Michael J. Bailey, Senior Vice President, Administration and Finance & C.F.O.

Dear Sirs:

We, Canadian Imperial Bank of Commerce ("CIBC"), are pleased to establish the following Credits for SMP Motor Products Ltd., the Borrower and Standard Motor Products, Inc., the Guarantor, our Customer.


                     FACILITY A: COMMITTED INSTALLMENT LOAN


CREDIT LIMIT:           CDN$20,000,000.

PURPOSE: Originally to finance capital expenditure for the EIS Brake division in Canada.

AVAILABILITY AND RATE:  A committed credit facility under which the Borrower may at its option obtain on a non-revolving basis the following:

                        (1) Canadian dollar loans. The Interest Rate is Prime Rate plus 1.75% per year.

                        (2) U.S. dollar loans and overdrafts. The Interest Rate is U.S. Base Rate plus 1.75% per year.

                        (3) Canadian dollar Bankers Acceptances (with terms to maturity of 30 to 180 days). The stamping fee is 2.50% per year.

                        (4) U.S. dollar LIBOR loans. Interest is payable at the LIBO Rate for the loan term (1 to 6 months), plus 2.50% per year.

                        The above rates are based on loans to SMP Motor Products Inc. and in the event that loans are made available to any non-Canadian entity CIBC will be indemnified for any reduction or loss of income resulting from the application of applicable withholding tax.

RATE ADJUSTMENT:        In the event that the unsecured term debt of
                        the Guarantor is rated investment grade as determined by an external rating agency satisfactory to CIBC, then the interest rate on all the borrowing options under the Committed Facility A herein shall be reduced by 25 basis points per year.

SCHEDULED PAYMENTS:     Unless an Event of Default has occurred, the
                        Borrower will pay CIBC interest monthly in arrears, and principal is repayable in accordance with the following schedule:

                        On or before March 31, 1999 - CDN$10,000,000
                        On August 30, 2000 - CDN$ 2,000,000
                        On August 30, 2001 - CDN$ 2,000,000
                        On August 30, 2002 - CDN$ 6,000,000

                        EARLY PAYMENT UPON DEFAULT. If any Event of Default occurs and is continuing, CIBC may cancel this Facility A and declare all amounts then outstanding or accrued in connection with this Facility A (including all amounts which may be payable as a consequence of such cancellation and declaration) to be immediately due and payable, where upon those amounts shall be immediately due and payable by the Customer to CIBC, without any further requirement and proceed immediately to exercise all or any of CIBC's rights under this Agreement or other rights (whether by operation of law, contract or otherwise).

                          FACILITY B: FOREIGN EXCHANGE

CREDIT LIMIT:           US$500,000.

DESCRIPTION:            The Borrower may, at our discretion, enter
                        into one or more spot, forward or other foreign exchange rate transactions with us and/or CIBC Wood Gundy Inc.
                        Your ability to make use of this Foreign Exchange
                        Facility will depend upon your outstanding obligations under such transactions, as determined by us. This is an uncommitted demand Facility. CIBC may cancel this Facility B and/or demand repayment of all amounts owing under this Facility B at any time, for any reason or for no reason, even if the Borrower is not in default hereunder.


                                    SECURITY

SECURITY:               The following security is required:

GUARANTEE:              Guarantee and specific Postponement of Claim from
                        Standard Motor Products, Inc. in an amount that is unlimited and supported by a negative pledge agreement, a notification provision in the event of default under its U.S. Bank Group Credit Agreement dated as at
                        November 30, 1998, a Directors' Resolution and Letter of
                        Opinion from the Guarantor's external legal counsel in form satisfactory to CIBC counsel. The Guarantee is also to include the provisions of the attached Schedule -
                        Standard Credit Terms.


                                    COVENANTS


COVENANTS:              The Borrower, SMP Motor Products Ltd. will ensure that:

                        CURRENT RATIO: Current Ratio of the Borrower is not at any time less than 1.5:1.

                        MINIMUM SHAREHOLDERS' EQUITY: Minimum Shareholders' Equity of the Borrower is not at any time less than $10,000,000. (Note: Inter-company advances are to be included as equity).

                        NEGATIVE PLEDGE: There is no Lien on any of the present or future assets of the Borrower and the Guarantor and that the Borrower and the Guarantor shall not assign any right to any income, without our prior consent (which consent will not be unreasonably withheld), except as permitted in the U.S. Bank Group Credit Agreement.

                        INCREASED COSTS, LOSSES, FOREGONE RETURN, ETC.: If CIBC determines that any new legal requirement or official regulatory directive or request (including, without limitation, that calling for new or increased reserves, special deposits, tax, capital or other allocation, but excluding that solely imposing increased tax on CIBC's general income) has or will have the direct or indirect effect of:

                        (a) increasing the cost to CIBC of maintaining any commitment or performing any obligation under this Agreement;

                        (b) reducing any amount received or receivable by CIBC or its effective return in connection with this Agreement or on its capital; or

                        (c) causing CIBC to make any payment or to forgo any return based on any amount received or receivable by CIBC in connection with this Agreement;

                        then the Borrower will pay to CIBC on demand such additional amount or amounts as shall compensate CIBC for any such cost, reduction, payment or foregone return. Any certificate of CIBC as to any such compensation shall, except for demonstrable error, be conclusive and binding on the Borrower. In determining such compensation, CIBC may use any commercially reasonable method of averaging and attribution that it considers applicable.

                        CROSS DEFAULT: All Facilities in this Agreement will have the benefit of cross-default to all indebtedness of the Guarantor in an amount exceeding US$2 million, including but not limited to any outstanding indebtedness under the U.S. Bank Group Credit Agreement; the Insurance Companies' Note Agreements; the Clipper Financing; and the Cooper Financing in respect of non-payment of any indebtedness when due, or any default under any of the financial covenants entered into with other lenders during the period from the Closing date of this Agreement until the Maturity Date or any extension thereof of the U.S. Bank Group Credit Agreement provided that (x) a failure by the Guarantor to comply with the provisions of Article Vii of the U.S. Bank Group Credit Agreement shall not constitute a default under the Guarantee so long as the Bank Group has not (i) accelerated the maturity of the indebtedness due under the U.S. Bank Group Credit Agreement, or (ii) taken any enforcement action against the Guarantor, or (iii) terminated or reduced any of the Commitments (as defined in the U.S. Bank Group Credit Agreement pursuant to
                        Article Vii of the U.S. Bank Group Credit Agreement), or
                        (iv) failed to make an advance requested under the U.S. Bank Group Credit Agreement and (y) a default with respect to the Insurance Companies' Note Agreements, the Cooper Financing or the Clipper Financing shall not constitute a default under the Guarantee unless the Required Banks under the U.S. Bank Group Credit Agreement have taken any of the actions set forth in (i) through (iv) of the preceding clause.

                        ASSIGNMENT: CIBC reserves the right to syndicate, participate, sell or assign its rights, benefits and obligations under these facilities in whole or in part to one or more persons with the consent of the Borrower and Guarantor, such consent not to be unreasonably withheld or delayed. No consent is required if an Event of Default has occured and is continuing. The Borrower and Guarantor agree to enter into such amended and/or further documentation at the expense of CIBC (including but not limited to a formal Credit Agreement) as requested by CIBC in connection with such assignment.

                             REPORTING REQUIREMENTS

REPORTING               (1) Within 45 days of the end of each fiscal quarter,
REQUIREMENTS:           financial statements for that fiscal quarter for the
                        Guarantor, Standard Motor Products Inc.

                        (2) Within 120 days of each fiscal year-end, audited financial statements for that fiscal year for SMP Motor Products Ltd.

                        (3) Within 90 days of each fiscal year-end, annual financial statements for that fiscal year on an audited basis for the Guarantor.

                        (4) Within 30 days after each fiscal year-end, a business plan/forecast for the next fiscal year, including month-by-month projected balance sheets, income statements and cash flow projections for the Guarantor.


                                OTHER PROVISIONS


OTHER: All fees including legal, out of pocket expenses and disbursements incurred by CIBC in connection with the preparation, negotiation or enforcement of this Agreement are for the account of the Borrower.

CONDITIONS PRECEDENT:   (i) The facilities herein are contingent upon CIBC's
                        claims under its Guarantee from the Guarantor ranking pari passu in all respects with the Guarantor's indebtedness under the U.S. Bank Group Credit Agreement and to the Insurance Company Noteholders.

                        (ii) Closure of the U.S. Banking Group Credit Agreement.

                        (iii) The existence of no event of default (with evidence satisfactory to CIBC of the receipt by the Borrower of appropriate waivers, amendments and consents) under any credit agreement, promissory note, or other agreement (including without limitation, the Insurance Companies' Note Agreements) related to indebtedness for borrowed money or any material contract or purchase agreement to which the Borrower is a party.

                        (iv) Such other terms and conditions as may be reasonably required by CIBC or its counsel.

                                      FEES

LOAN ADMINISTRATION:    $100. per month.

CALCULATIONS:           The calculations made under the "Covenants" and
                        "Reporting Requirements" sections of this Agreement are to be done on a consolidated basis.

DEFAULT INTEREST RATE:  2% per year above the applicable non-default rate stated
                        on page 1 of this Agreement. In connection with any amounts in foreign currency, see "Foreign Currency Conversion" in the Attached Schedule.

NEXT SCHEDULED
REVIEW DATE:             November 30, 1999

STANDARD CREDIT TERMS:  The attached Schedule - Standard Credit Terms forms part of this Agreement.


                        Upon acceptance, this Agreement amends and restates the existing credit agreement dated March 31, 1998, between you and CIBC. Outstanding amounts (and security) under that Agreement will be covered by this Agreement.

                        The parties agree that this Agreement may be executed by fascimile Agreement and further agree that they will subsequently exchange original copies.


                        Yours truly,

                        Canadian Imperial Bank of Commerce




                         by:                           by:
                         Jake Crough                   Robert Slaymaker
                         Director, Commercial          Commercial
                         Banking
Lending Specialist
                         Phone no.: (905) 566 3706     Phone no.: (905) 566 3684
                         Fax no.: (905) 279 9284       Fax no.: (905) 279 9284

SMP MOTOR PRODUCTS LTD.

Acknowledgement: The undersigned certifies that all information provided to CIBC is true, and acknowledges receipt of a copy of this Agreement (including any Schedules referred to above).

Accepted this          day of                              ,            .
             ----------       ----------------------------  ------------

SMP MOTOR PRODUCTS LTD.

By:
     -------------------------------------

Name:
     -------------------------------------

Title:
     -------------------------------------

Accepted this          day of                              ,            .
             ----------       ----------------------------  ------------
The Guarantor confirms that its guarantee in favour of CIBC remains in full force and effect.

SMP MOTOR PRODUCTS LTD.(as Guarantor)

By:
     -------------------------------------

Name:
     -------------------------------------

Title:
     -------------------------------------

CIBC LOGO

                                                                 Form 6326-95/06
                                                                      (WP51CRED)
                        SCHEDULE - STANDARD CREDIT TERMS


ARTICLE 1 - GENERAL


1.1 INTEREST RATE. You will pay interest on each Credit at nominal rates per year equal to:

     (a) for amounts above the Credit Limit of a Credit or a part of a Credit or for amounts that are not paid when due, the Default Interest Rate, and

     (b) for any other amounts, the rate specified in this Agreement.

1.2 VARIABLE INTEREST. Each variable interest rate provided for under this Agreement will change automatically, without notice, whenever the Prime Rate or the U.S. Base Rate, as the case may be, changes.

1.3 PAYMENT OF INTEREST. Interest is calculated on the daily balance of the Credit at the end of each day. Interest is due once a month, unless the Agreement states otherwise. Unless you have made other arrangements with us, we will automatically debit your Operating Account for interest amounts owing. If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the monthly interest payment, the effect is that we will be charging interest on overdue interest (which is known as compounding). Unpaid interest continues to compound whether or not we have demanded payment from you or started a legal action, or get judgment, against you.

1.4 DEFAULT INTEREST. To determine whether Default Interest is to be charged, the following rules apply:

     (a) Default Interest will be charged on the amount that exceeds the Credit Limit of any particular Credit.

     (b) If there are several parts of a Credit, Default Interest will be charged if the Credit Limit of a particular part is exceeded. For example, if Credit A's limit is $250,000, and the limit of one part is $100,000 and the limit of that part is exceeded by $25,000, Default Interest will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000.

1.5 FEES. You will pay CIBC's fees for each Credit as out lined in the Letter. You will also reimburse us for all reasonable fees (including legal fees) and out-of-pocket expenses incurred in registering any security, and in enforcing our rights under this Agreement or any security. We will automatically debit your Operating Account for fee amounts owing.

1.6 OUR RIGHTS RE DEMAND CREDITS. At CIBC, we believe that the banker-customer relationship is based on mutual trust and respect. It is important for us to know all the relevant information (whether good or bad) about your business. CIBC is itself a business. Managing risks and monitoring our customers' ability to repay is critical to us. We can only continue to lend when we feel that we are likely to be repaid. As a result, if you do something that jeopardizes that relationship, or if we no longer feel that you are likely to repay all amounts borrowed, we may have to act. We may decide to act, for example, because of something you have done, information we receive about your business, or changes to the economy that affect your business. Some of the actions that we may decide to take include requiring you to give us more financial information, negotiating a change in the interest rate or fees, or asking you to get further accounting assistance, put more cash into the business, provide more security, or produce a satisfactory business plan. It is important to us that your business succeeds. We may, however, at our discretion, demand immediate repayment of any outstanding amounts under any demand Credit. We may also, at any time and for any cause, cancel the unused portion of any demand Credit. Under normal circumstances, however, we will give you 30 days' notice of any of these actions.

1.7 PAYMENTS. If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

1.8 APPLYING MONEY RECEIVED. If you have not made payments as required by this Agreement, or if you have failed to satisfy any term of this Agreement (or any other agreement you have that relates to this Agreement), or at any time before default but after we have given you appropriate notice, we may decide how to apply any money that we receive. This means that we may choose which Credit to apply the money against, or what mix of principal, interest, fees and overdue amounts within any Credit will be paid.

1.9 INFORMATION REQUIREMENTS. We may from time to time reasonably require you to provide further information about your business. We may require information from you to be in a form acceptable to us.

1.10 INSURANCE. You will keep all your business assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for property such as yours (plus for any other risks we may reasonably require). If we ask, you will give us either the policies themselves or adequate evidence of their existence. If your insurance coverage for any reason stops, we may (but do not have to) insure the property. We will automatically debit your Operating Account for these amounts. Finally, you will notify us immediately of any material loss or damage to the property.

1.11 ENVIRONMENTAL. You will carry on your business, and maintain your assets and property, in accordance with all applicable environmental laws and regulations. If (a) there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with either your business or your property, and we pay any fines or for any clean-up, or (b) we suffer any loss or damage as a result of any Discharge, you will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If we ask, you will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. Your obligation to us under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.12 CONSENT TO RELEASE INFORMATION. We may from time to time give any credit or other information about you to, or receive such information from, (a) any financial institution, credit reporting agency, rating agency or credit bureau,
(b) any person, firm or corporation with whom you may have or propose to have financial dealings, and (c) any person, firm or corporation in connection with any dealings you have or propose to have with us. You agree that we may use that information to establish and maintain your relationship with us and to offer any services as permitted by law, including services and products offered by our subsidiaries when it is considered that this may be suitable to you.

1.13 OUR PRICING POLICY: Fees, interest rates and other charges for your banking arrangements are dependent upon each other. If you decide to cancel any of these arrangements, you will have to pay us any increased or added fees, interest rates and charges we determine and notify you of. These increased or added amounts are effective from the date of the changes that you make.

1.14 PROOF OF DEBT. This Agreement provides the proof, between CIBC and you, of the credit made available to you. There may be times when the type of Credit you have requires you to sign additional documents. Throughout the time that we provide you credit under this Agreement, our loan accounting records will provide complete proof of all terms and conditions of your credit (such as principal loan balances, interest calculations, and payment dates).

1.15 RENEWALS OF THIS AGREEMENT. This Agreement will remain in effect for your Credits for as long as they remain unchanged. We have shown a Next Scheduled Review Date in the Letter. If there are no changes to the Credits this Agreement will continue to apply, and you will not need to sign anything further. If there are any changes, we will provide you with either an amending agreement, or a new replacement Letter, for you to sign.

1.16 CONFIDENTIALITY: The terms of this Agreement are confidential between you and CIBC. You therefore agree not to disclose the contents of this Agreement to anyone except your professional advisors.

1.17 PRE-CONDITIONS. You may use the Credits granted to you under this Agreement only if:

     (a) we have received properly signed copies of all documentation that we may require in connection with the operation of your accounts and your ability to borrow and give security;

     (b) all the required security has been received and registered to our satisfaction;

     (c) any special provisions or conditions set forth in the Letter have been complied with; and (d) if applicable, you have given us the required number of days notice for a drawing under a Credit.

1.18 NOTICES. We may give you any notice in person or by telephone, or by letter that is sent either by fax or by mail.

1.19 USE OF THE OPERATING LINE. You will use your Operating Line only for your business operating cash needs. You are responsible for all debits from the Operating Account that you have either initiated (such as cheques, loan payments, pre-authorized debits, etc.) or authorized us to make. Payments are made by making deposits to the Operating Account. You may not at any time exceed the Credit Limit. We may, without notice to you, return any debit from the Operating Account that, if paid, would result in the Credit Limit being exceeded, unless you have made prior arrangements with us. If we pay any of these debits, you must repay us immediately the amount by which the Credit Limit is exceeded.

1.20 FOREIGN CURRENCY CONVERSION. If this Agreement includes foreign currency Credits, then currency changes may affect whether either the Credit Limit of any Credit or the Overall Credit Limit has been exceeded.

     (a) See section 1.4 for the general rules on how Default Interest is calculated.

     (b) To determine the Overall Credit Limit, all foreign currency amounts are converted to Canadian dollars, even if the Credit Limits of any particular Credits are quoted directly in a foreign currency (such as U.S. dollars). No matter how the Credit Limit of a particular Credit is quoted, therefore, currency fluctuations can affect whether the Overall Credit Limit has been exceeded. For example, if Credits X and Y have Credit Limits of C$100,000 and US$50,000, respectively, with an Overall Credit Limit of C$175,000, if Credit X is at C$90,000 and Credit Y is at US$45,000, Default Interest will be charged only if, after converting the US dollar amount, the Overall Credit Limit is exceeded.

     (c) Whether the Credit Limit of a particular Credit has been exceeded will depend on how the Credit Limit is quoted, as described below.

     (d) If the Credit Limit is quoted as, for example, the U.S. dollar equivalent of a Canadian dollar amount, daily exchange rate fluctuations may affect whether that Credit Limit has been exceeded. If, on the other hand, the Credit Limit is quoted in a foreign currency (for example, directly in US dollars), whether that Credit Limit has been exceeded is determined by reference only to the closing balance of that Credit in that currency.

     (e) For example, assume an outstanding balance of a Credit on a particular day of US$200,000. If the Credit Limit is stated as "the US dollar equivalent of C$275,000", then whether the Credit Limit of that Credit has been exceeded will depend on the value of the Canadian dollar on that day. If the conversion calculations determine that the outstanding balance is under the Credit Limit, a drop in the value of the Canadian dollar the next day (without any change in the balance) may have the effect of putting that Credit over its Credit Limit. If, on the other hand, the Credit Limit is stated as "US$200,000", the Credit Limit is not exceeded, and a drop in the value of the dollar the next day will not change that (although the Overall Credit Limit may be affected).

     (f) Conversion calculations are done on the closing daily balance of the Credit. The conversion factor used is the mid-point between the buying and selling rate offered by CIBC for that currency on the conversion date.

1.21 Instalment Loans. The following terms apply to each Instalment Loan.

     (a) Non-revolving loans. Unless otherwise stated in the Letter, any Instalment Loan is non-revolving. This means that any principal payment made permanently reduces the available Loan Amount. Any payment we receive is applied first to overdue interest, then to current interest owing, then to overdue principal, then to any fees and charges owing, and finally to current principal.

     (b) Floating Rate Instalment Loans. Floating Rate Instalment Loans may have either (i) blended payments or (ii) payments of fixed principal amounts, plus interest, as described below.

     (i) BLENDED PAYMENTS. If you have a Floating Rate Loan that has blended payments, the amount of your monthly payment is fixed for the term of the loan, but the interest rate varies with changes in the Prime or U.S. Base Rate (as the case may be). If the Prime or U.S. Base Rate during any month is lower than what the rate was at the outset, you may end up paying off the loan before the scheduled end date. If, however, the Prime or U.S. Base Rate is higher than what it was at the outset, the amount of principal that is paid off is reduced. As a result, you may end up still owing principal at the end of the term because of these changes in the Prime or U.S. Base Rate.

     (ii) PAYMENTS OF PRINCIPAL PLUS INTEREST. If you have a Floating Rate Loan that has regular principal payments, plus interest, the principal payment amount of your Loan is due on each payment date specified in the Letter. The interest payment is also due on the same date, but it is debited from your Operating Account one or two banking days later. Although the principal payment amount is fixed, your interest payment will usually be different each month, for at least one and possibly more reasons, namely: the reducing principal balance of your loan, the number of days in the month, and changes to the Prime Rate or U.S. Base Rate (as the case may be).

(c) Prepayment. Unless otherwise agreed, the following terms apply to prepayment of any Instalment Loan:

     (i) FLOATING RATE INSTALMENT LOANS. You may prepay all or part of a Floating Rate Instalment Loan (whether it is a Demand or a Committed Loan) at any time without notice or penalty.

     (ii) FIXED RATE INSTALMENT LOANS. You may prepay all or part of a Fixed Rate Instalment Loan, on the following condition. You must pay us, on the prepayment date, a prepayment fee equal to the interest rate differential for the remainder of the term of the Loan, in accordance with the standard formula used by CIBC in these situations.

1.22 NOTICE OF DEFAULT. You will promptly notify us of the occurrence of any event that is an Event of Default (or any that would be an Event of Default if the only thing required is either notice being given or time elapsing, or both).


                             ARTICLE 2 - DEFINITIONS

2.1 Definitions. In this Agreement, the following terms have the following meanings:

"BASE RATE LOAN" means a U.S. dollar loan on which interest is calculated by reference to the U.S. Base Rate.

"BUSINESS DAY" means any day (other than a Saturday or a Sunday) that the CIBC Branch/Centre is open for business.

"CIBC BRANCH/CENTRE" means the CIBC branch or banking centre noted on the first page of this Agreement, as changed from time to time by agreement between the parties.

"COMMITTED INSTALMENT LOAN" means an Instalment Loan that is payable in regular instalments but is repayable in full only upon the occurrence of an Event of Default. Such a Loan may be either at a fixed or a floating rate of interest.

"CREDIT" means any credit referred to in the Letter, and if there are two or more parts to a Credit, "Credit" includes reference to each part.

"CREDIT LIMIT" of any Credit means the amount specified in the Letter as its Credit Limit, and if there are two or more parts to a Credit, "Credit Limit" includes reference to each such part.

"CURRENT ASSETS" are cash, accounts receivable, inventory and other assets that are likely to be converted into cash, sold, exchanged or expended in the normal course of business within one year or less, excluding amounts due from related parties.

"CURRENT LIABILITIES" means debts that are or will become payable within one year or one operating cycle, whichever is longer, excluding amounts due to related parties, and which will require Current Assets to pay. They usually include accounts payable, accrued expenses, deferred revenue and the current portion of long-term debt.

"CURRENT RATIO" means the ratio of Current Assets to Current Liabilities.

"DEFAULT INTEREST RATE", unless otherwise defined in the Letter, means the Standard Overdraft Rate.

"EVENT OF DEFAULT" means, in connection with any Committed Instalment Loan (even if that Loan has not yet been drawn), the occurrence of any of the following events (or the occurrence of any other event of default described in this Agreement, in any of the security documents or in any other agreement or document you have signed with us):

(1) You do not pay, when due, any amount that you are required to pay us under this Agreement or otherwise, or you do not perform any of your other obligations to us under this Agreement or otherwise.

(2) Any part of the security terminates or is no longer in effect, without our prior written consent.

(3) You cease to carry on your business or any material part thereof in the normal course, or it reasonably appears to us that that may happen.

(4) A representation that you have made (or deemed to have made) in this Agreement or in any security agreement is incorrect or misleading in any material respect.

(5) (i) An actual or potential default or event of default occurs in connection with any debt owed by you, with the result that the payment of the debt has become, or is capable of becoming, accelerated, or (ii) you do not make a payment when due in connection with any such debt. (This subsection (5), however, applies only to amounts that we reasonably consider to be material.)

(6) If you are a corporation, there is, in our reasonable opinion, a change in effective control of the corporation, or if you are a partnership, there is a change in the partnership membership.

(7) We believe, in good faith and upon commercially reasonable grounds, that all or part of the property subject to any of the security is or is about to be placed in jeopardy or that a material adverse change in your business operations or financial affairs has occurred.

(8) The holder of a Lien takes possession of all or part of your property; or a distress, execution or other similar process is levied against any such property.

(9) You (i) become insolvent; (ii) are unable generally to pay your debts as they become due; (iii) make a proposal in bankruptcy, or file a notice of intention to make such a proposal; (iv) make an assignment in bankruptcy; (v) bring a court action to have yourself declared insolvent or bankrupt; or someone else brings an action for such a declaration; or (vi) you default in payment or breach any other obligation to any of your other creditors.

(10) If you are a corporation, (i) you are dissolved; (ii) your shareholders or members pass a resolution for your winding-up or liquidation; (iii) someone goes to court seeking your winding-up or liquidation, or the appointment of an administrator, conservator, receiver, trustee, custodian or other similar official for you or for all or substantially all your assets; or (iv) you seek protection under any statute offering relief against the company's creditors.

"FIXED RATE INSTALMENT LOAN" means an Instalment Loan that is also a Fixed Rate Loan.

"FIXED RATE LOAN" means any loan drawn down, converted or extended under a Credit at an interest rate which was fixed for a term, instead of referenced to a variable rate such as the Prime Rate or U.S. Base Rate, at the time of such drawdown, conversion or extension. For purposes of certainty, a Fixed Rate Loan includes a LIBOR Loan.

"FLOATING RATE INSTALMENT LOAN" means either an Instalment Loan that is either a Prime Rate Loan or a Base Rate Loan.

"INSTALMENT LOAN" means a loan that is repayable either in fixed instalments of principal, plus interest, or in blended instalments of both principal and interest. A Demand Instalment Loan is repayable on demand. A Committed Instalment Loan is repayable only upon the occurrence of an Event of Default.

"LETTER" means the letter agreement between you and CIBC to which this Schedule and any other Schedules are attached.

"LIEN" includes a mortgage, charge, lien, security interest or encumbrance of any sort on an asset, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

"MINIMUM SHAREHOLDERS' EQUITY" means the total Shareholders' Equity, minus (a) amounts due from/investments in related parties, and the value of all Intangibles, plus (b) all Postponed Debt.

"NORMAL COURSE LIEN" means a Lien that (a) arises by operation of law or in the ordinary course of business as a result of owning any such asset (but does not include a Lien given to another creditor to secure debts owed to that creditor) and (b), taken together with all other Normal Course Liens, does not materially affect the value of the asset or its use in the business.

"OPERATING ACCOUNT" means the account that you normally use for the day-to-day cash needs of your business, and may be either or both of a Canadian dollar and a U.S. dollar account.

"POSTPONED DEBT" means any debt owed by you that has been formally postponed to CIBC.

"PRIME RATE" means the variable reference rate of interest per year declared by CIBC from time to time to be its prime rate for Canadian dollar loans made by CIBC in Canada.

"PRIME RATE LOAN" means a Canadian dollar loan on which interest is calculated by reference to Prime Rate.

"PURCHASE MONEY LIEN" means a Lien incurred in the ordinary course of business only to secure the purchase price of an asset, or to secure debt used only the finance the purchase of the asset.

"SHAREHOLDERS' EQUITY" means paid-in capital, retained earnings and attributed or contributed surplus.

"STANDARD OVERDRAFT RATE" means the variable reference interest rate per year declared by CIBC from time to time to be its standard overdraft rate on overdrafts in Canadian or U.S. dollar accounts maintained with CIBC in Canada.

"U.S. BASE RATE" means the variable reference interest rate per year as declared by CIBC from time to time to be its base rate for U.S. dollar loans made by CIBC in Canada.